FIRST AMENDMENT
TO
LOAN AGREEMENT

THIS FIRST AMENDMENT TO LOAN AGREEMENT (“First Amendment”), is made and entered into as of this 1st day of February, 2011, by and between Daktronics, Inc. (“Borrower”) and Bank of America, N.A. (“Lender”).

RECITALS

A.	On or about December 23, 2010, the parties entered into a Loan Agreement which described the terms and conditions under which Lender would make available to Borrower the Revolving Loan.

B.	The parties are in mutual agreement that Section 2.1 of the Loan Agreement should be amended.

NOW, THEREFORE, based on the mutual covenants and other consideration contained herein, the parties agree to amend the Loan Agreement as follows:

1.
Section 2.1 Revolving Loan,  is amended to read as follows: “Upon the terms and subject to the conditions hereof, Lender agrees to make available a revolving loan (the “Revolving Loan”) to Borrower of Ten Million and No/100 Dollars ($10,000,000.00) on the Closing Date.  Borrower may obtain advances, prepay and obtain new advances under the Revolving Loan, subject to the prepayment provisions of Section 2.2.  Lender also agrees to made available to the Foreign Subsidiaries letters of credit, multicurrency borrowings and bank guarantees (“Alternative Borrowing”), in an amount not to exceed the Revolving Loan amount, it being understood and agreed that the amount available to be borrowed under the Revolving Loan shall be correspondingly reduced by the face amount of all Alternative Borrowing issued.  Lender shall charge an origination fee equal to a per annum basis of .50% of the face amount of any international letters of credit issued hereunder, payable in advance quarterly on the last day of the prior calendar quarter, as well as charge its standard issuance, documentation and examination fees therefor.  All Alternative Borrowing shall have an expiration date no later than twenty four (24) months from the date of issuance.  Lender shall have no obligation to issue Alternative Borrowing, or to amend, extend, renew or replace any Alternative Borrowing, unless it is in form and substance acceptable to Lender.  The Alternative Borrowing shall be guaranteed by Borrower’s Guaranty.”

2.
Borrower’s Reaffirmation of Agreements.  Borrower herein reaffirms with Lender its agreements and obligations under the Loan Agreement and other loan documents executed in connection therewith and acknowledges that except for the modifications made herein, in all other respects   the Loan Agreement and other related loan documents remain in full force and effect, and that a default hereunder shall constitute a default thereunder.

3.
Waiver of Claims.  Borrower waives and releases all known or unknown, absolute or contingent, claims, defenses, set-offs or counterclaims against Lender or its shareholders, directors, officers, employees and agents existing as of the date of this First Amendment.

4.	Costs. All attorneys’ fees and expenses incurred by Lender with respect to the preparation of this First Amendment shall be paid by Borrower.

5.	Acknowledgment. Borrower hereby acknowledges receipt of a copy of this First Amendment.

IMPORTANT:  READ BEFORE SIGNING.  THE TERMS OF THIS AGREEMENT SHOULD BE READ CAREFULLY BECAUSE ONLY THOSE TERMS IN WRITING ARE ENFORCEABLE.  NO OTHER TERMS OR ORAL PROMISES NOT CONTAINED IN THIS WRITTEN CONTRACT MAY BE LEGALLY ENFORCED.  YOU MAY CHANGE THE TERMS OF THIS AGREEMENT ONLY BY ANOTHER WRITTEN AGREEMENT.

IN WITNESS WHEREOF, the parties have caused this First Amendment to be duly executed as of the date first written above.

BORROWER:	BANK:
Daktronics, Inc.	Bank of America, N.A.

By: /s/ William R. Retterath	By: /s/ Michael T. Letsch
Name: William R. Retterath	Name: Michael T. Letsch
Title: Chief Financial Officer	Title: Vice President